Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-228337) pertaining to the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended, and the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-239228) pertaining to the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended, of our report dated February 20, 2024, with respect to the financial statements of Mountain Valley Pipeline, LLC – Series A, included in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
May 1, 2024